Exhibit 23.8

                                                                                                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 27, 2009, with respect to the consolidated financial statements of Pliant Corporation as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008, in the Registration Statement (Form S-4) and related Prospectus of Berry Plastics Corporation for the registration of $800,000,000 of Second Priority Senior Secured Notes due 2021.

/s/ Ernst & Young LLP

Chicago, IL

March 14, 2011